EXHIBIT 99.1

American Technical Ceramics Corp. Agrees to Purchase Low Temperature Co-Fired Ceramic Assets of CTS Corporation

    HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--Sept. 14, 2005--AMERICAN TECHNICAL CERAMICS CORP. (AMEX:AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, announced today that it has entered into an agreement to purchase from CTS Corporation (NYSE:CTS) certain equipment and inventory used by CTS in the manufacture of low temperature co-fired ceramic ("LTCC") products. It is anticipated that the closing of the transaction will occur in the second quarter of Fiscal Year 2006. ATC intends to transfer the equipment and inventory to its facility in Jacksonville, Florida, where it will be used, among other things, in the production of LTCC products and certain of ATC's specialty multilayer capacitors ("MLCs"). Terms of the transaction were not disclosed.
    Victor Insetta, President and Chief Executive Officer of ATC, stated that "The equipment we are purchasing is very efficient and flexible, and we believe it will enhance our capability to manufacture unique, higher performance new products. New products are an important element of our business strategy and ATC has been actively developing both LTCC and Co-fired Ceramic Products (CCP). This acquisition will be used to support and expand our existing LTCC business. We also intend to build higher temperature co-fired ceramic products which are based upon more robust materials and that can be used in a range of new applications. In addition, this equipment is ideal for special geometry and larger MLC's."
    American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

    This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause American Technical Ceramics Corp.'s actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.

    CONTACT: American Technical Ceramics Corp.
             Kathleen M. Kelly, 631-622-4710
             email: invest@atceramics.com
                            or
             The Global Consulting Group
             Allan Jordan, 646-284-9400
             email: ajordan@hfgcg.com